Exhibit 99.3

PDF Solutions to Enhance Big Data Analytics Platform with Acquisition of Assets from StreamMosaic

Production-Proven Machine Learning Already in Use at a Top-10 Fabless Company

Santa Clara, CA, May 1, 2019 – PDF Solutions, Inc. (Nasdaq: PDFS) announced the acquisition of certain assets, including all related IP, from StreamMosaic, Inc., a privately-held provider of artificial intelligence (AI) and machine learning (ML) solutions for the semiconductor industry. The addition of StreamMosaic’s products will enhance the company’s leading position in advanced data analytics for semiconductors and electronics by broadening its product offering and expanding its customer reach.

Industry 4.0 promises significant improvements in efficiency by harnessing advances in analytics, machine learning and edge-to-cloud computing. Virtually every semiconductor company is collecting terabytes of manufacturing and test data, but data silos, data inconsistency, and weak data infrastructures limit the value and insights derived from that data.

“StreamMosaic has pioneered AI and ML solutions specifically for the semiconductor industry and has been successfully deployed in high-volume production,” said Jeffrey David, president and founder of StreamMosaic, Inc. “The StreamMosaic team is excited to join an organization that shares our vision to improve efficiency, performance, and yield across the semiconductor industry through the application of AI and ML technology.”

“Advanced analytics is now a mission-critical requirement for success in the semiconductor industry, and PDF Solutions is committed to delivering best-in-class AI and ML solutions to our customers,” said Said Akar, vice president and general manager of Volume Manufacturing Solutions at PDF Solutions. “Customers who use our Exensio platform to collect and manage their manufacturing and test data will now be able to enhance their analytics capabilities with the robust AI and ML solutions developed by StreamMosaic to further improve product yield, quality, and performance.”

StreamMosaic products are now available through the PDF Solutions sales channels worldwide. For product inquiries email sales@pdf.com.

About PDF Solutions

PDF Solutions (NASDAQ: PDFS) offers an end-to-end analytics platform that empowers engineers and data scientists across the semiconductor ecosystem to rapidly improve the yield, quality, and profitability of their products. By combining industry-leading data analytics and professional services with exclusive, differentiated product data generated during the manufacturing process, PDF Solutions is delivering on the promise of Industry 4.0 today by transforming how the ecosystem collects, analyzes, and shares data. Key Fortune 500 organizations around the world rely on PDF Solutions to remove the data barriers that encumber and constrain new product introductions and to deliver the machine learning insights that drive efficient and profitable high-volume manufacturing.

Headquartered in Santa Clara, California, PDF Solutions also operates worldwide in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. For the Company’s latest news and information, visit http://www.pdf.com

Exensio, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc. or its subsidiaries. DFI, StreamMosaic, and Stream.AI are trademarks of PDF Solutions, Inc.

CONTACTS

Christine Russell

Chief Financial Officer

Tel: (408) 938-6466

Email: christine.russell@pdf.com

Sonia Segovia

Investor Relations Coordinator

Tel: (408) 938-6491

Email: sonia.segovia@pdf.com